Exhibit 10.9

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made by and between Michele Barbero Thompson (“Employee”) and Pervasive Software Inc., a Delaware corporation (the “Company” and together with Employee, the “Parties”), on this date, February 16, 2007.

RECITALS

WHEREAS, Employee was employed by the Company as its Senior Vice President Business Operations and General Counsel.

WHEREAS, Employee and Company entered into an Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents dated May 3, 1999 and an Indemnification Agreement dated December 15, 2000 (“Indemnification Agreement”).

WHEREAS, the Company granted Employee certain options (the “Options”) to purchase shares of the Company’s Common Stock subject to the terms and conditions of the Company’s 1997 Stock Incentive Plan (the “Incentive Plan”) and the Stock Option Agreements between the Company and Employee (the “Stock Option Agreements”), reflecting Option grants as follows: May 24, 1999 (8,000 Options); November 5, 1999 (4,000 Options); April 26, 2000 (8,000 Options); June 27, 2002 (60,000 Options); June 19, 2003 (20,000 Options); December 17, 2003 (30,000 Options); December 2, 2004 (75,000 Options) all as more specifically described in Schedule 1 attached hereto and incorporated herein by reference.

WHEREAS, the Company granted Employee a restricted stock grant (the “Restricted Stock Grant”) related to 100,000 shares of the Company’s Common Stock subject to the terms and conditions of the Company’s 1997 Stock Incentive Plan (the “Incentive Plan”) and the Restricted Stock Agreement dated January 24, 2006 between the Company and Employee (the “Restricted Stock Agreement”).

WHEREAS; the Company and Employee have agreed that Employee’s employment with the Company will terminate effective February 16, 2007 (the “Termination Date”).

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company, including, but not limited to, any and all claims arising or in any way related to Employee’s employment or separation from the Company.

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Consideration.

(a) The Company agrees to pay to Employee (i) a lump sum payment of $55,000, less applicable tax withholding, within 5 business days of the Termination Date, and (ii) $55,000, less applicable tax withholding, subject only to paragraph 4 below, payable in six (6) equal monthly installments payable on the first calendar day of each month beginning with the first day of the first month following the Effective Date of this Agreement (the “Severance Period”) and (iii) an additional lump sum payment of $7,327.80 which is approximately the gross-up value of Employee’s full benefits continuation cost for six (6) months. The Parties agree that all payments pursuant to this paragraph 1(a) will be made prior to March 15, 2008. Employee will not be eligible to receive 401K matching contributions for 2007 plan contributions, incentive bonuses or any other type of bonus after the Termination Date.

(b) The Parties agree that it is the Parties’ understanding that the benefits provided for under this Agreement shall not be considered to provide for the “deferral of compensation” as that phrase is used within the meaning of Section 409A(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, Company and Employee agree that the payments due under this Agreement from the Company to the Employee are, under current law, exempt from the application of Section 409A of the Code, and the Company also acknowledges that, under current law, it is not subject to any IRS reporting requirements imposed by or pursuant to Section 409A of the Code with respect to any payment due under the Agreement from the Company to the Employee. Employee acknowledges that the payments due under this Agreement from the Company to the Employee will be subject to Federal income taxes and payroll taxes for Social Security and Medicare and that appropriate deductions will be made from such payments. Company agrees to indemnify Employee for any additional taxes, penalties, or interest Employee becomes obligated to pay should the benefits provided for under this Agreement be considered to provide for the “deferral of compensation” as defined above.

(c) In order to assist the Company’s CEO to transition Employee’s duties and responsibilities, including transfer of knowledge relating to her duties and responsibilities, Employee shall, as of the date of this Agreement, have delivered to the Company’s CEO the following: a list and description of all projects and pending corporate transactions (including licensing agreements) for which she had responsibility and were ongoing as of the Termination Date, including but not limited to status summaries, project contact names, relevant deadlines, pending action items, identification of all project-related documents, and with respect to any pending corporate transactions, a summary detailing unresolved negotiating terms and conditions and Employee shall be available to provide other transition assistance as requested by the Company’s CEO. Employee will provide such information on disk or by electronic mail attachment as requested by the Company’s CEO. Employee also agrees to make available to the Company’s CEO all project files, drafts of documents and other corporate records created during the term of her employment which have not been previously delivered. In addition, for a period of six (6) months subsequent to the Termination Date or other longer term mutually agreed by the Parties, Employee agrees to be reasonably available to provide consulting services to the Company, which except in extraordinary circumstances, will not exceed one hour a weekCompany will pay Employee an hourly rate of $212 for each hour of consultation provided.

Employee will not receive additional compensation for any transition duties contemplated by this Agreement beyond the salary continuation referenced above and the hourly fee for consultation referenced above, unless otherwise negotiated between the parties. Employee agrees to keep the Company informed of her current contact information during the Severance Period. Employee understands and acknowledges that the Company will not provide administrative assistance or office space, supplies or equipment following the Termination Date, with the exception that; (i) Company will designate Tammy Sullivan as the recipient of all voicemail from the Company phone extension at 512-231-6037, all non-company specific regular mail, and all email received at the Company email address “mthompson@pervasive.com”, and said designee will make reasonable effort to forward to Employee any non-Company specific voicemail, regular mail and email messages received during the Severance Period, and (ii) Employee will be allowed to continue to use the Blackberry and cell phone previously provided to her by the Company during the Severance Period. Employee will be allowed to keep Laptop computer and the cell phone previously provided to her by the Company. Employee will return the Blackberry a the end of the Severance Period. Employee understands and acknowledges that, following the Termination, she is not entitled to represent herself to clients, suppliers, investors, or the general public as a representative of the Company without prior consent by the Company. Employee and Company further agree that the Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents and the Indemnification Agreement shall remain effective according to their respective terms. Company agrees that Employee’s cell phone number 512-632-7272 was held by Employee prior to her employment with Company and will be transferred back to Employee for her personal use following the Effective Date.

(d) Concurrent with the execution of this Agreement by both Parties, Employee will (i) execute a written resignation of her employment effective February 16, 2007 and (ii) will cooperate with the Company to take any action required or to provide any appropriate documentation to effect her resignation as trustee of the Company’s 401(k) Plan and to appoint a new trustee of such plan. The Company agrees to provide Employee a copy of the resolution and a copy of the 401(k) Plan amendment reflecting her removal as trustee and appointing her replacement. Any action taken prior to the Termination Date by Employee as a result of her roles as an employee, shall be covered per the terms of the Indemnification Agreement.

(e) Company agrees that subsequent to the execution of this Agreement, as of the Termination Date, Employee will no longer be considered a member of the executive management team of the Company and at any time on or after the Termination Date, Company will not disclose inside or nonpublic material information to Employee without Employee’s prior written approval.

(f) The Company agrees to provide Employee and Employee’s immediate family members with currently provided health, dental and other insurance benefit continuation coverage for the maximum length of time allowed by law, provided Employee timely elects COBRA coverage, and complies with Company policy regarding such election, including the timely and proper submission of all Company-required paperwork, and pays the Company’s then published rate for like employees for such benefits.

(g) Employee acknowledges that without this Agreement, she is otherwise not entitled to the consideration listed in this paragraph 1.

2. Stock. The Parties agree that for purposes of determining the number of shares of the Company’s Common Stock which Employee is entitled to purchase from the Company pursuant to the exercise of the Options and the number of shares of the Company’s Common Stock to which Employee is entitled pursuant to the Restricted Stock Grant, Employee will continue to vest through the end of the Severance Period, subject to Employee’s remaining a Service Provider as defined in the Incentive Plan. Employee specifically acknowledges that the execution of this Agreement does not constitute an Involuntary Termination and further waives the right to receive any acceleration pursuant to the Options or the Restricted Stock Grant in the event of any Involuntary Termination following a Change of Control as those terms are defined by the various agreements and the Incentive Plan. The Parties hereby acknowledge that the Options and the Restricted Stock Grant are hereby amended to waive any previously provided acceleration upon an Involuntary Termination following a Change of Control. The exercise of the vested options shall continue to be subject to the terms and conditions of the Incentive Plan and the Stock Option Agreements and Employee shall be entitled to exercise any or all of the vested Options at any point until the expiration of 90 calendar days from the last day that Employee is a Service Provider as defined in the Incentive Plan. The Parties agree that Employee will be considered a Service Provider during the Severance Period. The Parties agree that as of August 16, 2007, Employee will be vested in and entitled to purchase from the Company 160,000 shares of Company Common Stock pursuant to the exercise of the Options as set out in Schedule 1 (less any exercises made by Employee between February 16, 2007 and August 16, 2007). The Company agrees Employee shall be entitled to the same treatment and shall receive the same level of service from the Plan Administrator as any other officer of the Company when exercising her Options and Restricted Stock.

3. Benefits. Except as stated herein, Employee’s participation in all benefits and incidents of employment ceased on the Termination Date. Employee ceased accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Termination Date. On or before February 16, 2007, in addition to Employee’s final payroll payment by Company, Company shall pay Employee for 160 hours of accrued vacation time (at Employee’s current base salary rate). For the purposes of 401K contribution, the Company shall withhold from same a pretax amount, subject to the maximum current annual 401K pretax contribution of $15,500 (fifteen thousand US dollars), equal to the percentage of Employee’s pretax salary that Employee was contributing on a monthly basis as of the date of this Agreement, subject to Employee’s compliance with Company policy and procedure regarding 401k contributions, including the timely and proper submission of necessary paperwork. The Company shall also pay Employee for any proper expense reimbursement or expense check requests incurred in the sixty (60) days prior to the Termination Date, subject to Employee’s compliance with Company policy and procedure for business expense reimbursements, including the timely and proper submission of necessary paperwork. Company will make all 401(k) matching contributions for 2006 income in accordance with the 401(k) Plan documents.

4. Confidential Information/Property Return. Employee agrees to hold in strictest confidence, and not to use or disclose to any person, firm, corporation or entity, any of the

Company’s Confidential Information. “Confidential Information” shall mean any information that relates to the Company’s actual or known anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, without limitation, the Company’s customers on whom Employee called or with whom Employee became acquainted during the term of her employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, financing activities (including, without limitation, proposed, pending or completed debt or equity financings of the Company), business combinations (including, without limitation, proposed, pending or completed acquisitions) or other business information, including but not limited to information regarding employees and contractors of the Company. Confidential Information does not include any of the foregoing items that is or becomes publicly known through no wrongful act or omission of Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Employee acknowledges and agrees that her compliance with this paragraph 4 is a condition of her receiving the consideration in paragraph 1, and that the Company will be entitled to cease payment of any salary continuation payments remaining due per paragraph 1(a)(iii), in addition to pursuing any other legal remedies it may have, should Employee violate the provisions of this paragraph 4. Employee shall return the Company’s Blackberry upon the conclusion of the Severance Period. On or before the Termination Date, Employee shall return Company’s property and confidential and proprietary information in her possession to the Company, including but not limited to computer disks, tapes, or other data storage media; credit cards; keys; notebooks; and any copies or originals of Company documents (in whatever form, electronic or otherwise); provided, however, that Employee shall be allowed to keep her Laptop computer and her cell phone.

5. Payment of Compensation. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses and any and all other compensation and benefits due to Employee, except as otherwise noted in this Agreement.

6. Indemnification. The parties acknowledge and agree that Employee shall retain her Corporate Status as defined under the Indemnification Agreement during the Severance Period and be entitled to rights of indemnification as provided in the Indemnification Agreement. The Parties further agree that Employee shall continue to have the benefits afforded to an Indemnitee under the Indemnification Agreement for a period of not less than five (5) years after the conclusion of the Severance Period.

7. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns, and each of the current and former officers, directors, employees, affiliates, agents and representatives of each such person or entity (collectively, the “Releasees”). The Company also agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to the Company by Employee.

8. Employee hereby and forever releases the Releasees from, and the Company, including its controlled affiliates and their respective directors and officers, hereby and forever releases the Employee from (the party making such release, the “Releasing Party” and the party or parties benefiting from such release, the “Other Party”), and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Releasing Party may possess against the Other Party(s) arising from any omissions, acts or facts that have occurred up until and including the date hereof, including, without limitation,

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud; misrepresentation; breach of fiduciary duty; breach of duty under applicable state corporate law; and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; workers’ compensation and disability benefits;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Texas Payday Act, Tex. Lab. Code sec. 21.001 et seq., or any other provision of the Texas Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement except as provided for in paragraph 1(b); and

(h) any and all claims for attorneys’ fees and costs

(i) The Company and Employee agree that the mutual release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released by either party. This release does not extend to any obligations incurred under this Agreement by either party.

9. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that she has been advised by this writing that:

(a) she should consult with an attorney prior to executing this Agreement;

(b) she has up to twenty-one (21) days within which to consider this Agreement;

(c) she has seven (7) days following her execution of this Agreement to revoke this Agreement;

(d) this Agreement shall not be effective until the revocation period has expired; and

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

10. Unknown Claims. Employee represents that she is not aware of any claim related to Employee other than the claims that are released by this Agreement. The Company represents that it is not aware of any claim related to Employee other than the claims that are released by this Agreement. Both Parties acknowledge that they have been advised to consult with legal counsel.

11. No Pending or Future Lawsuits. Employee represents that she has not brought and does not intend to bring any claims on behalf of the Employee or on behalf of any other person or entity against the Company or any other person or entity referred to herein, including, without limitation, any of the Releasees. The Company represents that it has not brought and does not intend to bring any claims on behalf of the Company or on behalf of any other person or entity against the Employee. If Employee brings a suit in violation of this Section, the Company shall have the right to cease and or recover any consideration paid pursuant to Section 1 above. All other provisions of this Agreement shall remain in full force and effect.

12. Confidentiality. The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Other than as required by law or otherwise stated herein, Employee and Company hereto agree to maintain in confidence, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Employee and Company agree to disclose Settlement Information only to those board members (in case of disclosure by the Company), attorneys, advisors, and immediate family members who have a reasonable need to know of such Settlement Information. This confidentiality provision is an essential aspect of the consideration for the Company entering into this Agreement. If Employee, or anyone acting at this direction, violates this confidentiality provision, the Company will be entitled to cease payments for any salary continuation not yet paid per paragraph 1(a)(iii), in addition to pursuing any other legal remedies it may have. The Parties agree that this confidentiality provision is not intended to limit the obligation of any party or person to provide testimony before any court or legislative, regulatory or administrative body, to disclose the Agreement in proceedings to enforce this Agreement, or to comply with any court order or law, and that this Agreement will be subject to disclosures required by government agencies, including certain required securities act filings. If any portion of this Settlement Information is publicly disclosed by the Company to any governmental agency, or through no wrongful act or omission of Employee, Employee shall no longer be subject to this confidentiality provision.

13. Cooperation with Company. Employee agrees to cooperate, at the reasonable request of the Company, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings and/or lawsuits relating to matters occurring during Employee’s period of employment. The Company agrees to pay Employee a fee of $212 an hour for the time expended in the defense and prosecution of such matters.

14. No Cooperation with Third Parties. Employee agrees that she will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company, including executive staff and Board Members, unless under a subpoena or other court order to do so. Employee shall inform the Company in writing within three (3) business days of receiving any such subpoena or other court order.

15. Non-Disparagement. The Parties agree that they shall not make or publish any disparaging or defamatory remarks or comments expressly or by implication regarding one another, or the services or products developed or sold by the other Party or the Company’s executive staff or Board of Directors (individually or as a group); provided, however, that the Company’s obligations in this regard shall extend only to its Board of Directors and executive staff. Notwithstanding the foregoing, the Parties will mutually agree on language to be communicated to Company employees.

16. Non-Solicitation. Employee agrees that during the Severance Period, Employee shall not either directly or indirectly solicit, induce, or recruit any of the Company’s current employees at a manager level or above, developers or sales representatives to leave their employment, or attempt to do so, either for herself or any other person or entity.

17. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims made or any potential claims; or

(b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

18. Costs. The Company shall reimburse Employee up to $5,000 of her attorney’s fees and costs incurred in connection with the negotiation and preparation of this Agreement, subject to Employee’s providing the Company with a copy of the relevant detailed invoice from her counsel (redacted as necessary to protect the attorney-client privilege).

19. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Travis County, Texas before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

22. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

23. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this

Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Indemnification Agreement, Stock Option Agreements, the Restricted Stock Agreement, the Plan and the Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents. Employee further acknowledges and agrees that she remains subject to the Company’s Insider Trading Policy and Public Disclosure Policy.

24. No Waiver. The failure of the Parties hereto to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

25. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chief Executive Officer of the Company.

26. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Texas, without regard to choice-of-law provisions. The Parties hereto hereby consent to personal and exclusive jurisdiction and venue in the State of Texas.

27. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

28. Effective Date. This Agreement is effective after it has been signed by both Parties and after seven (7) days have passed since Employee has signed the Agreement.

29. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

30. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) they have read this Agreement;

(b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) they understand the terms and consequences of this Agreement and of the releases it contains; and

(d) they are fully aware of the legal and binding effect of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Pervasive Software Inc.

Dated:	February 16, 2007	By:	/s/ John Farr
		Name:	John Farr
		Title:	President and CEO

Michele Barbero Thompson, an individual

Dated:	February 16, 2007	/s/ Michele B. Thompson
Michele Barbero Thompson

SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE